Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements (Nos. 333-22417, 333-108066, 333-25051, 333-27639, 333-34206, 333-40431, 333-48152, and 333-80795) on Form S-3 and registration statements (Nos. 333-10997, 333-58839, 333-174682, 333-67954, 333-101366, 333-104346, 333-115520, 333-133719, 333-133720, 333-14338, and 333-158892) on Form S-8 of The Cooper Companies, Inc. of our report dated October 17, 2014, with respect to the consolidated balance sheet of Sauflon Pharmaceuticals Limited as of October 31, 2013, and the related consolidated profit and loss account, consolidated statement of total recognised gains and losses, consolidated cash flow statement and notes for the year then ended, which report appears in the Form 8-K/A of The Cooper Companies, Inc. dated October 20, 2014.

/s/ KPMG

KPMG LLP

Reading, UK
October 17, 2014